UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	September 30, 2005
FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2005, FairPoint Communications, Inc. (the “Company”) entered into the Third Amendment to Credit Agreement (the “Third Amendment”), among the Company, various lenders party to the Company’s Credit Agreement, dated as of February 8, 2005, as amended (the “Credit Agreement”), and Deutsche Bank Trust Company Americas, as administrative agent, which amended the Credit Agreement. The Third Amendment re-priced the $588.5 million of outstanding B Term Loans (as defined in the Credit Agreement) by reducing the applicable margin for such loans by 0.25%. The Third Amendment provides that a 1% call premium will be payable by the Company with respect to any subsequent Repricing Transaction (as defined in the Third Amendment) effected by the Company prior to the first anniversary of the Third Amendment. The Third Amendment also (i) makes certain technical changes with respect to the provisions governing Permitted Acquisitions (as defined in the Credit Agreement) and (ii) changes the definition of “Eurodollar Rate” from Eurodollar market quotations to LIBOR. The Third Amendment is filed as Exhibit 10.1 hereto.

Item 8.01	Other Events

On September 30, 2005, the Company issued a press release announcing its entrance into the Third Amendment. A copy of the press release is being furnished by being attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits
Exhibit Number	Description
10.1	Third Amendment to Credit Agreement, dated as of September 30, 2005.
99.1	Press Release dated September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name:	John P. Crowley
Title:	Executive Vice President and
Chief Financial Officer

Date: September 30, 2005